Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2022 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Coatesville, Pennsylvania, February 22, 2023 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $1,108,000 for the fourth quarter 2022 and $2,114,000 for the year ended December 31, 2022 compared to $245,000 and $785,000, respectively, for the same periods in 2021. Earnings per share (EPS) were $0.43 for the fourth quarter 2022 and $0.82 for year ended December 31, 2022 compared to $0.10 and $0.31, respectively, for the same periods in 2021.

Gain on Sale of Corporate Headquarters

The sale of the Bank’s corporate headquarters and branch location in Coatesville, Pennsylvania was completed in December 2022 for a sales price of $950,000.  The Bank is leasing a portion of the building to use for corporate offices and to maintain a branch location.  The gain on the sale of the land and building was $821,000, recognized in the fourth quarter of 2022.

Income Statement

Net interest income was $3.2 million for the three months ended December 31, 2022 and $10.9 million for the year ended December 31, 2022 compared to $2.2 million and $7.9 million, respectively, for the same periods in 2021. The period over period increases of 47.2% for the three months and 38.2% for the year ended December 31, 2022 were primarily due to the increases in interest income on loans and securities driven by the increase in average loans and securities and the increase in yield on those assets, as well as an increases in cash and federal funds sold interest income as a result of rising interest rates, partially offset by an increase in borrowings interest expense.

The Company recorded a provision for loan losses of $561,000 for the three months ended December 31, 2022 and $1,200,000 for the year ended December 31, 2022 compared to $66,000 and $287,000, respectively, for the same periods in 2021. The increase in the provision for loan losses for both the three months and year ended December 31, 2022 compared to the same periods in 2021 was primarily due to loan growth during the current periods and the uncertainty of the impact of the rapid increase in interest rates. A partial charge-off of a commercial and industrial loan for $351,000 was taken in the fourth quarter of 2022. This was the only significant charge-off incurred by the Bank during the year. Delinquencies remain benign, reserves are deemed to be adequate and the allowance coverage ratio has improved during 2022. The allowance for loan losses was $4.0 million, or 1.31%, of loans outstanding at December 31, 2022 and $3.1 million, or 1.24%, of loans outstanding at December 31, 2021. Total non-performing assets decreased 36.5%

Exhibit 99.1

to $1.0 million at December 31, 2022 from $1.7 million at December 31, 2021.  The non-performing assets to total assets ratio improved by 25 basis points to 0.27% at December 31, 2022 from 0.52% as of December 31, 2021.

Noninterest income was $1,007,000 for the three months ended December 31, 2022 and $1,417,000 for the year ended December 31, 2022 compared to $253,000 and $790,000, respectively, for the same periods in 2021. The primary reason for the increase in noninterest income for both the three months and year ended December 31, 2022 was due to the $821,000 gain on sale of the corporate headquarters and branch location that the Company is leasing back. The gain on sale was partially offset by an unrealized losses on equity investments due to the decrease in market value of the associated asset (Community Reinvestment Act equity investment) of $99,000 for the year ended December 31, 2022, compared to $25,000 of loss for 2021.

Noninterest expense was $2.2 million for the three months ended December 31, 2022 and $8.4 million for the year ended December 31, 2022 compared to $2.0 million and $7.4 million, respectively, for the same periods in 2021. The increase for the year ended December 31, 2022 was primarily due to increases in salaries and employee benefits, professional fees (public company expense was $196,000 for 2022 compared to $96,000 in 2021, given the Company was not yet a public company until the third quarter of 2021) and Pennsylvania shares tax was $330,000 for the year ended December 31, 2022 versus zero for 2021 due to the mutual to stock conversion.

Paycheck Protection Program

The Bank originated approximately $6.0 million of Paycheck Protection Program (“PPP”) loans in the first and second quarters of 2021.  As of January 31, 2022, all PPP loans originated by the Bank were fully forgiven. There was no PPP income recognized in the three months ended December 31, 2022 and $28,000 of loan income (interest and fees, net) for PPP loans was recognized during the year ended December 31, 2022 compared to $74,000 and $266,000, respectively, for the same periods in 2021.

Balance Sheet

Total assets increased $71.4 million or 22.7% to $386.3 million at December 31, 2022 from $314.9 million at December 31, 2021. The increase in assets was primarily due to increases in net loans receivable and debt securities available-for-sale. Gross loans increased $52.8 million or 20.9% to $305.8 million at December 31, 2022 from $253.0 million at December 31, 2021, primarily as a result of the increases in the commercial and construction real estate portfolios as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentration, assessing its associated risks. As part of this initiative, management is performing routine stress testing. Debt securities available-for-sale increased as a result of additional treasury securities purchased during 2022. Deposits increased by $38.4 million to $289.5 million at December 31, 2022 from $251.1 million at December 31, 2021 principally as a result of organic deposit gathering strategies. Stockholders’ equity increased $153,000 to $46.0 million at December 31, 2022 from $45.8 million at December 31, 2021 as a result of current year net income, partially offset by accumulated other comprehensive loss on the debt securities available-for-sale portfolio resulting from the increase in market interest rates and stock buybacks

Exhibit 99.1

of 40,289 shares for $530,000 in the third and fourth quarters of 2022. The remaining weighted average life of our debt securities available for sale portfolio is 1.39 years at December 31, 2022.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021

Interest and dividend income	$4,202	$3,683	$3,151	$2,784	$2,695
Interest expense	1,020	695	658	584	533
Net interest income	3,182	2,988	2,493	2,200	2,162
Provision for loan losses	561	346	203	90	66
Noninterest income	1,007	141	147	122	253
Noninterest expense	2,223	2,271	2,009	1,932	2,048
Income before income taxes	1,405	512	428	300	301
Income taxes	297	98	81	55	56
Net income	1,108	414	347	245	245

Earnings per common share - basic	$0.43	$0.16	$0.14	$0.10	$0.10
Earnings per common share - diluted	$0.43	$0.16	$0.14	$0.10	$0.10

Earnings Summary (for the year ended)
	December 31,	December 31,
	2022	2021

Interest and dividend income	$13,820	$10,060
Interest expense	2,956	2,198
Net interest income	10,864	7,862
Provision for loan losses	1,200	287
Noninterest income	1,417	790
Noninterest expense	8,436	7,410
Income before income taxes	2,645	955
Income taxes	531	170
Net income	2,114	785

Earnings per common share - basic	$0.82	$0.31
Earnings per common share - diluted	$0.82	$0.31

Exhibit 99.1

Balance Sheet Highlights (as of)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021

Total assets	$386,297	$376,739	$396,067	$368,360	$314,929
Cash and cash equivalents	17,204	22,738	45,437	54,797	26,864
Debt securities available-for-sale, at fair value	52,047	37,239	43,049	24,067	25,649
Loans receivable, net of allowance for loan losses	300,855	301,381	291,680	274,637	249,196
Deposits	289,495	289,628	309,013	286,112	251,130
Total stockholders’ equity	45,987	44,618	45,161	45,224	45,834
Accumulated other comprehensive (loss)	(1,932)	(2,006)	(1,547)	(1,137)	(282)

Performance Ratios (as of and for the three months ended)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021

Return on average assets (annualized)	1.13%	0.42%	0.36%	0.29%	0.31%
Return on average equity (annualized)	9.08%	3.40%	2.89%	2.17%	2.00%
Net interest margin (annualized)	3.34%	3.19%	2.70%	2.66%	2.81%
Allowance to non-accrual loans	380.55%	281.98%	211.89%	205.46%	190.26%
Allowance to total loans outstanding at the end of the period	1.31%	1.24%	1.16%	1.16%	1.24%
Net (charge-offs) recoveries to average loans outstanding during the period	1.13%	—%	—%	—%	—%
Total non-performing loans to total loans	0.34%	0.44%	0.55%	0.61%	0.65%
Total non-accrual loans to total loans	0.34%	0.44%	0.55%	0.57%	0.65%
Total non-performing assets to total assets	0.27%	0.36%	0.41%	0.46%	0.52%
Tier 1 capital (to average assets)	10.00%	9.73%	9.74%	10.69%	11.65%
Book value per common share	$16.16	$16.29	$16.26	$16.28	$16.50
Tangible book value per common share*	$16.16	$16.29	$16.26	$16.28	$16.50
Tangible book value per common share (excluding accumulated other comprehensive loss)*	$16.84	$17.02	$16.82	$16.69	$16.60

Exhibit 99.1

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share. Book value is equal to tangible book value due to the Company having no intangible assets.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021

Tangible common equity is equal to total stockholders' equity	$45,987	$44,618	$45,161	$45,224	$45,834
Adjustment for accumulated other comprehensive (loss)	$(1,932)	$(2,006)	$(1,547)	$(1,137)	$(282)
Tangible equity excluding accumulated other comprehensive loss	$47,919	$46,624	$46,708	$46,361	$46,116
Common shares outstanding	2,845,076	2,739,461	2,777,250	2,777,250	2,777,250
Tangible book value per common share	$16.16	$16.29	$16.26	$16.28	$16.50
Tangible book value per common share excluding accumulated other comprehensive loss	$16.84	$17.02	$16.82	$16.69	$16.60